Exhibit 99.1

Alico, Inc. Announces Financial Results for the Third Quarter and Nine Months Ended June 30, 2022

Fort Myers, FL, August 3, 2022 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the third quarter of fiscal year 2022 and the nine months ended June 30, 2022, the highlights of which are as follows:

•
Box production for past harvest season was down from the previous year due to a freeze event and greater fruit drop.
•
Average pound solids per box was down from the previous year.
•
Market prices per pound solids increased for the second consecutive year.
•
Company’s latest ranch land sales sold at an average price of approximately $5,000 per acre. Interest from prospective buyers remains robust.
•
Company updates guidance for net income, EBITDA, adjusted net income and adjusted EBITDA for fiscal year 2022.
•
Balance sheet remains strong with a working capital ratio of 2.47 to 1.00. Debt to equity ratio now below .40 to 1.00.

Results of Operations

For the nine months ended June 30, 2022, the Company recorded net income attributable to Alico common stockholders of approximately $33.5 million and earnings of $4.44 per diluted common share, compared to net income attributable to Alico common stockholders of approximately $35.8 million and earnings of $4.77 per diluted common share in the same period in the prior year. The decrease in net income attributable to Alico common stockholders is primarily due to (i) the reduction in revenue generated from citrus operations due largely to lower processed box production and pound solids per box mostly attributable to greater fruit drop and a freeze event that occurred in late January 2022; (ii) the receipt by the Company of a lower amount of proceeds under the Florida Citrus Recovery Block Grant (“CRBG”) program in the nine months ended June 30, 2022, compared to the nine months ended June 30, 2021, as the reimbursement under the CRBG program is now substantially complete; and (iii) an increase in cost of sales that was mainly driven by an increase in fertilizer and fuel costs in the nine months ended June 30, 2022, as compared to the same period in the prior year. Partially offsetting this decrease in net income attributable to Alico common stockholders was (i) an increased amount of gain on the sale of real estate, property and equipment and assets held for sale being recorded in the nine months ended June 30, 2022, compared to the nine months ended June 30, 2021, primarily due to the sale of certain parcels of land from the Alico Ranch; and (ii) the Company’s recognition in the nine months ended June 30, 2022 of a charitable deduction associated with the sale of certain acres to the State of Florida, which resulted in the Company recording a tax benefit for the period.

For the nine months ended June 30, 2022, the Company had earned EBITDA of approximately $51.9 million, compared to approximately $62.0 million for the nine months ended June 30, 2021. Adjusted EBITDA for the nine months ended June 30, 2022 and June 30, 2021 was approximately $10.4 million and $23.9 million, respectively.

When both periods are adjusted for certain non-recurring items, the Company realized an adjusted net loss of $0.39 per diluted common share for the nine months ended June 30, 2022, compared to adjusted net income of $0.94 per diluted common share for the nine months ended June 30, 2021.

These financial results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended June 30,				Nine Months Ended June 30,
	2022	2021	Change		2022	2021	Change

Net income attributable to Alico, Inc. common stockholders	$2,706	$27,119	$(24,413)	(90.0)%	$33,539	$35,831	$(2,292)	(6.4)%
Earnings per diluted common share	$0.36	$3.61	$(3.25)	(90.0)%	$4.44	$4.77	$(0.33)	(6.9)%
EBITDA (1)	$8,370	$40,611	$(32,241)	(79.4)%	$51,921	$62,047	$(10,126)	(16.3)%
Adjusted EBITDA (1)	$2,762	$9,765	$(7,003)	(71.7)%	$10,423	$23,942	$(13,519)	(56.5)%
Net cash provided by operating activities	$1,994	$7,982	$(5,988)	(75.0)%	$10,792	$33,608	$(22,816)	(67.9)%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

Alico Citrus Division Results

Citrus production for the three and nine months ended June 30, 2022 and 2021 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended				Nine Months Ended
	June 30,		Change		June 30,		Change
	2022	2021	Unit	%	2022	2021	Unit	%
Boxes Harvested:
Early and Mid-Season	—	—	—	—	2,175	2,519	(344)	(13.7)%
Valencias	1,391	1,736	(345)	(19.9)%	3,274	3,779	(505)	(13.4)%
Total Processed	1,391	1,736	(345)	(19.9)%	5,449	6,298	(849)	(13.5)%
Fresh Fruit	—	2	(2)	(100.0)%	88	61	27	44.3%
Total	1,391	1,738	(347)	(19.9)%	5,537	6,359	(822)	(12.9)%

Pound Solids Produced:
Early and Mid-Season	—	—	—	—	11,034	13,598	(2,564)	(18.9)%
Valencias	7,975	10,372	(2,397)	(23.1)%	17,756	22,042	(4,286)	(19.4)%
Total	7,975	10,372	(2,397)	(23.1)%	28,790	35,640	(6,850)	(19.2)%

Pound Solids per Box
Early and Mid-Season	—	—	—	—	5.07	5.40	(0.33)	(6.1)%
Valencias	5.73	5.97	(0.24)	(4.0)%	5.42	5.83	(0.41)	(7.0)%

Price per Pound Solids:
Early and Mid-Season	$—	$—	$—	—	$2.56	$2.32	$0.24	10.3%
Valencias	$2.71	$2.69	$0.02	0.7%	$2.67	$2.54	$0.13	5.1%

For the nine months ended June 30, 2022, Alico Citrus harvested approximately 5.5 million boxes of fruit, a decrease of 12.9% from the same period of the prior fiscal year. The decrease is principally related to fewer pieces of fruit available on the citrus trees in the current harvest season, as well as greater fruit drop, which is believed to be caused by disease and weather, as compared to the prior harvest season. In late January 2022, almost all of the Company’s groves, along with many of the other groves in Florida, were impacted by a significant freeze event which adversely impacted our 2021-22 Valencia crop. The Company’s Early and Mid-Season crop was substantially harvested before the freeze. The Company, based on its latest evaluation, believes that nearly all of our Early and Mid-Season and Valencia citrus trees show no indication of any long-term damage from the freeze event.

The Company experienced an overall decrease in the blended average pound solids per box, which was 5.28 for the nine months ended June 30, 2022, compared to 5.66 for the nine months ended June 30, 2021. This was mainly due to the internal quality of the fruit not being as strong as it was in the previous year and the Company deciding to accelerate the harvesting of the Valencia crop in order to maximize the box production and to avoid additional fruit drop as a result of the freeze event.

The Company realized an increase in the price per pound solid of 7.2% for the nine months ended June 30, 2022 as compared to the same period in the prior year. A significant reason for this improvement was an increase in the price per pound solids due to production being lower in Florida, as well as in Brazil, and the continued strong consumption of Not from Concentrate Orange Juice (“NFC”), which has reduced inventory supply to lower-than-normal levels at Florida citrus juice processors. While consumption has dropped from its highest levels during the COVID-19 pandemic, which started in March 2020, consumption, as reported by Nielsen data on July 1, 2022, has increased approximately 6.9% for the thirty-six-week period ended June 18, 2022, as compared to the similar thirty-six-week period prior to the COVID -19 pandemic.

The COVID-19 pandemic did not impact the Company’s harvesting activities this season and there were no disruptions in delivering fruit to the processors due to COVID-19, and COVID-19 has not materially challenged operations.

Land Management and Other Operations Division Results

Land Management and Other Operations includes lease income from leases for grazing rights, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division for the nine months ended June 30, 2022 decreased by $0.3 million, compared to the nine months ended June 30, 2021. This decline was principally due to the sale of certain ranch land acres, resulting in fewer acres now being leased under grazing and hunting leases. Partially offsetting this decline was the result of a third-party non-refundable deposit of $0.1 million expiring and being recognized as income during the nine months ended June 30, 2022.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “The past harvesting season presented several challenges for the Company, as well as the entire Florida citrus industry, resulting in a disappointing financial result. We experienced a greater rate of fruit drop than in the previous year, and then in late January 2022, we were hit with a freeze event, which was at an intensity that we believe had not occurred in Florida for almost twenty years. Not only did the Company experience a decline in boxes from the freeze event for its Valencia crop, we also saw fruit fail to mature to its fullest levels, as normally occurs throughout the season, resulting in lower-than-anticipated pound solids. Because of these factors, the Company has revised its guidance to reflect the disappointing harvest season.

“With the current year’s difficult harvest behind us, we believe our long-term investments and modernization improvements, which have included aggressive citrus tree replantings and disciplined cost management measures, should allow us to realize increased box production in the years ahead and contribute to a stronger bottom line.

“The USDA, in its July 12, 2022 Citrus Crop Forecast for the 2021-22 harvest season, indicated the overall Florida orange crop decreased from approximately 52,950,000 boxes for the 2020-21 crop year to approximately 40,950,000 boxes for the 2021-22 crop year, a decrease of approximately 22.7%. A portion of this decline was directly related to the freeze event. By comparison, the Company experienced a decline in total box production this current harvest season crop of only 12.9%. Consistent with previous quarters, the Company believes this lower rate of decline, as compared to the USDA forecast for the State, is due to efficiencies generated from the Company’s comprehensive grove management program, as well as certain precautionary measures the Company took to minimize the impact of the freeze event on its groves and production.”

Mr. Kiernan continued, “Since 2020, Alico has managed the citrus operations for a third-party grove owner in Collier and Hendry counties, in exchange for a per acre management fee after being reimbursed for all costs incurred. During the third quarter, the third-party grove owner made the decision to exit their citrus business. However, Alico has signed three agreements to lease approximately 2,100 of these citrus acres from the third-party grove owner and thus have the rights to citrus production on such acreage for one-year terms for approximately $0.2 million. These leases expand our own citrus production acreage next season by approximately 6% to approximately 37,000 net citrus acres. We believe this will drive incremental box production in the coming fiscal year.

“As we continue to pursue opportunistic real estate sales, we have been selling parcels of our non-core ranch land at attractive prices. Our latest ranch land sale transactions this quarter totaled approximately 1,200 acres at an average price per acre of approximately $5,000 per acre.

“Alico will continue to own and operate what we believe to be the most productive and profitable citrus groves in Florida. Whenever prudent, the Company will also continue to acquire productive citrus land. As the Company looks towards the future, we are broadening our mission. To produce superior long-term returns for shareholders, Alico will seek to increase earnings and asset values by integrating our successful agricultural operations with extensive entitlement activities that can accelerate real estate value appreciation. The Company prepared its first land development program in 1948, with the goal of purposing our land for its most profitable use. Over the next few years, we will work with land use planning professionals to frame a strategy that optimizes the long-term potential values for our real assets. The timing and commitment to these initiatives is informed by the current dramatic pace of development across Florida, and the related changes in real estate values across the State. Alico wants to provide investors with the benefits and stability of conventional agriculture investment, with the enhanced optionality that comes with active land management.”

Other Corporate Financial Information

General and administrative expenses for the nine months ended June 30, 2022 was approximately $7.7 million, compared to approximately $7.1 million for the nine months ended June 30, 2021. The increase was attributable in large part to increases relating to (i) an increase in legal expense due to decreased legal expenses in the nine months ended June 30, 2021, when compared to the nine months ended June 30, 2022, which related to a reimbursement of approximately $0.7 million from insurers for a corporate legal matter from 2018 that was received during the nine months ended June 30, 2021; (ii) an increase of approximately $0.1 million relating to a company-sponsored incentive for employees to obtain the COVID 19 vaccine; and (iii) a net increase in stock compensation expense of approximately $0.1 million relating to restricted stock awarded to certain executives, senior managers and employees. Partially offsetting these increases were reductions relating to (i) a decrease in payroll expenses of approximately $0.3 million primarily relating to the reduction in administrative personnel made during the fiscal year ended September 30, 2021 and during the nine months ended June 30, 2022; and (ii) a reduction in director’s fees of approximately $0.2 million, relating to a modification of the compensation arrangement for the Board of Directors.

Other income, net for the nine months ended June 30, 2022 and 2021 was approximately $38.2 million and approximately $30.5 million, respectively. The increase in other income, net, is primarily due to gains on sale of real estate, property and equipment and assets held for sale of approximately $40.8 million relating to the sale during the nine months ended June 30, 2022, of approximately 9,418 acres, in the aggregate, from the Alico Ranch to several third parties. By comparison, for the nine months ended June 30, 2021, the Company recognized gains of approximately $33.6 million relating to the sale of real estate, property and equipment and assets held for sale. Additionally, a decrease in interest expense of approximately $0.6 million for the nine months ended June 30, 2022, as compared to the nine months ended June 30, 2021, was the result of the reduction of its long-term debt attributable to making mandatory principal payments and certain prepayments.

Guidance

The Company is revising its guidance for the fiscal year ended September 30, 2022 to reflect the lower than anticipated internal quality of the Valencia fruit, primarily resulting from the freeze event. In addition, certain ranch land sales transactions which were targeted to close before the end of fiscal year 2022 are now expected to close in fiscal year 2023. As a result, the Company has updated its net income, adjusted net income, EBITDA and adjusted EBITDA guidance to account for these events as follows:

•
The Company is now projecting fiscal year 2022 net income to decrease from its previous projection of between $35.6 million and $38.9 million to be between $30.7 million and $33.3 million.
•
The Company is now projecting fiscal year 2022 adjusted net income (loss) (after adjusting for expected non-recurring items, such as gains from real estate sales) to decrease from the previous projection of $(4.1) million and $(2.3) million to be between $(5.5) million and $(4.1) million.
•
The Company is now projecting fiscal year 2022 EBITDA to decrease from its previous projection of $59 million and $64.2 million to be between $52.6 million and $56.6 million.
•
The Company is now projecting fiscal year 2022 adjusted EBITDA (after adjusting for expected non-recurring items, such as gain from real estate sales) to decrease from the previous projection of $13.0 million and $16.0 million to be between $11.0 million and $13.0 million.

Dividend

On July 8, 2022, the Company paid a third quarter cash dividend of $0.50 per share on its outstanding common stock to stockholders of record as of June 24, 2022.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•
The Company’s working capital was approximately $31.1 million at June 30, 2022, representing a 2.47 to 1.00 ratio.
•
The Company maintains a solid and improving debt to equity ratio. At June 30, 2022, September 30, 2021, and September 30, 2020 the ratios were 0.40 to 1.00, 0.51 to 1.00, and 0.68 to 1.00, respectively.

As of June 30, 2022 and 2021, the Company had long-term debt, net of cash and cash equivalents and restricted cash, of approximately $97.9 million and $100.0 million, respectively.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These forward-looking statements are based on Alico’s current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance, or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; climate change; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products, such as the freeze in the last week of January 2022; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy, including, but not limited to, changes due in part to the deadly conflict in Ukraine; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; ability to make strategic acquisitions or divestitures; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; ability to retain executive officers and to replace departed executive officers; ability to replace the Company’s primary third party grove management customer and even further expand the third party grove management program; ability to complete and implement land use planning activities, including adding to entitlements applicable to owned real estate; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in land values, agricultural or otherwise; the extent to which real estate value appreciates; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets, including without limitation related legislative and regulatory initiatives; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions designed to consummate such expressed desire; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses. Other risks and uncertainties include those that are described in Alico’s SEC filings, including those Risk Factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, and our Quarterly Reports on Form 10-Q, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 374-4770

InvestorRelations@alicoinc.com

John E. Kiernan

President and Chief Executive Officer

(239) 226-2000

jkiernan@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	September 30,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,869	$886
Accounts receivable, net	4,596	6,105
Inventories	39,001	43,377
Income tax receivable	—	3,233
Assets held for sale	241	160
Prepaid expenses and other current assets	1,581	1,152
Total current assets	52,288	54,913

Restricted cash	2,660	—
Property and equipment, net	373,117	373,231
Goodwill	2,246	2,246
Other non-current assets	3,303	2,827
Total assets	$433,614	$433,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,838	$7,274
Accrued liabilities	9,065	9,872
Long-term debt, current portion	3,035	4,285
Income tax payable	3,138	—
Other current liabilities	1,122	875
Total current liabilities	21,198	22,306

Long-term debt:
Principal amount, net of current portion	104,420	122,009
Less: deferred financing costs, net	(781)	(986)
Long-term debt less current portion and deferred financing costs, net	103,639	121,023
Deferred income tax liabilities, net	37,219	41,977
Other liabilities	533	306
Total liabilities	162,589	185,612
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,582,612 and 7,526,004 shares outstanding at June 30, 2022 and September 30, 2021, respectively	8,416	8,416
Additional paid in capital	19,631	19,989
Treasury stock, at cost, 833,533 and 890,141 shares held at June 30, 2022 and September 30, 2021, respectively	(28,096)	(29,853)
Retained earnings	265,852	243,651
Total Alico stockholders' equity	265,803	242,203
Noncontrolling interest	5,222	5,402
Total stockholders' equity	271,025	247,605
Total liabilities and stockholders' equity	$433,614	$433,217

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Operating revenues:
Alico Citrus	$25,533	$34,262	$89,313	$102,456
Land Management and Other Operations	405	626	1,603	2,108
Total operating revenues	25,938	34,888	90,916	104,564
Operating expenses:
Alico Citrus	24,489	26,156	83,365	79,821
Land Management and Other Operations	138	222	430	610
Total operating expenses	24,627	26,378	83,795	80,431
Gross profit	1,311	8,510	7,121	24,133
General and administrative expenses	2,557	1,911	7,679	7,092
(Loss) income from operations	(1,246)	6,599	(558)	17,041
Other income (expense), net:
Interest expense	(854)	(907)	(2,625)	(3,185)
Gain on sale of real estate, property and equipment and assets held for sale	5,755	30,288	40,804	33,635
Other income, net	9	6	19	18
Total other income, net	4,910	29,387	38,198	30,468
Income before income taxes	3,664	35,986	37,640	47,509
Income tax provision	1,002	8,853	4,281	11,682
Net income	2,662	27,133	33,359	35,827
Net loss (income) attributable to noncontrolling interests	44	(14)	180	4
Net income attributable to Alico, Inc. common stockholders	$2,706	$27,119	$33,539	$35,831
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$0.36	$3.61	$4.44	$4.77
Diluted	$0.36	$3.61	$4.44	$4.77
Weighted-average number of common shares outstanding:
Basic	7,570	7,521	7,551	7,512
Diluted	7,589	7,521	7,561	7,512

Cash dividends declared per common share	$0.50	$0.50	$1.50	$0.86

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended June 30,
	2022	2021
Net cash provided by operating activities:
Net income	$33,359	$35,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	11,476	11,349
Debt issue costs expense	214	136
Gain on sale of real estate, property and equipment and assets held for sale	(40,804)	(33,635)
Loss on disposal of long-lived assets	2,228	1,724
Deferred income tax benefit	(4,758)	—
Stock-based compensation expense	934	952
Changes in operating assets and liabilities:
Accounts receivable	1,509	(2,137)
Inventories	4,376	9,291
Prepaid expenses	(428)	(474)
Income tax receivable	3,233	781
Other assets	(556)	431
Accounts payable and accrued liabilities	(3,618)	2,842
Income taxes payable	3,138	7,081
Other liabilities	489	(560)
Net cash provided by operating activities	10,792	33,608

Cash flows from investing activities:
Purchases of property and equipment	(15,112)	(15,760)
Acquisition of citrus groves	(136)	(18,230)
Acquisition of mineral rights	—	(453)
Net proceeds from sale of real estate, property and equipment and assets held for sale	42,718	34,901
Change in deposits on purchase of citrus trees	65	408
Advances on notes receivables, net	—	371
Other	—	14
Net cash provided by investing activities	27,535	1,251

Cash flows from financing activities:
Repayments on revolving lines of credit	(46,470)	(50,588)
Borrowings on revolving lines of credit	46,470	47,646
Principal payments on term loans	(18,839)	(16,816)
Exercise of stock options	465	—
Dividends paid	(11,310)	(3,378)
Net cash used in financing activities	(29,684)	(23,136)

Net increase in cash and cash equivalents and restricted cash	8,643	11,723
Cash and cash equivalents and restricted cash at beginning of the period	886	19,687

Cash and cash equivalents and restricted cash at end of the period	$9,529	$31,410

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021

Net income attributable to common stockholders	$2,706	$27,119	$33,539	$35,831
Interest expense	854	907	2,625	3,185
Income tax provision	1,002	8,853	4,281	11,682
Depreciation, depletion, and amortization	3,808	3,732	11,476	11,349
EBITDA	8,370	40,611	51,921	62,047
Adjustments for non-recurring items:
Employee stock compensation expense (1)	147	100	429	286
Corporate advisory fees	—	—	—	201
Insurance reimbursement - corporate matters	—	(658)	—	(658)
Federal relief proceeds - Hurricane Irma	—	—	(1,123)	(4,299)
Gain on sale of real estate, property and equipment and assets held for sale	(5,755)	(30,288)	(40,804)	(33,635)
Adjusted EBITDA	$2,762	$9,765	$10,423	$23,942

(1) Includes stock compensation expense for current executives, senior management and other employees.

Adjusted Net Income (Loss) Per Diluted Common Share

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021

Net income attributable to common stockholders	$2,706	$27,119	$33,539	$35,831
Adjustments for non-recurring items:
Employee stock compensation expense (1)	147	100	429	286
Corporate advisory fees	—	—	—	201
Insurance reimbursement - corporate matters	—	(658)	—	(658)
Federal relief proceeds - Hurricane Irma	—	—	(1,123)	(4,299)
Gain on sale of real estate, property and equipment and assets held for sale	(5,755)	(30,288)	(40,804)	(33,635)
Tax impact (2)	1,340	7,585	5,040	9,370
Adjusted net (loss) income attributable to common stockholders	$(1,562)	$3,858	$(2,919)	$7,096

Diluted common shares	7,589	7,521	7,561	7,512

Adjusted net income (loss) per diluted common share	$(0.21)	$0.51	$(0.39)	$0.94

(1) Includes stock compensation expense for current executives, senior management and other employees.
(2) Includes a tax benefit in the nine-month period ended June 30, 2022 resulting from a charitable contribution related to a sales transaction with the State of Florida.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss) per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net Income (Loss) per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.

Updated Fiscal Year 2022 Guidance
(in thousands)

Updated Net Income and Adjusted Net Loss
Fiscal Year End
September 30, 2022
Revised Projected Range
Net income attributable to common stockholders	$30,700 - $33,300
Gains on sale of real estate, property and equipment and assets held for sale	$(41,000) - $(43,000)
Federal relief proceeds - Hurricane Irma	$(1,100) - $(1,200)
Stock compensation	$500-$600
Tax impact	$5,400 - $6,200

Adjusted net loss attributable to common stockholders	$(5,500) - $(4,100)

Updated EBITDA and Adjusted EBITDA
Fiscal Year End
September 30, 2022
Revised Projected Range
Net income attributable to common stockholders	$30,700 - $33,300
Interest expense	$3,200 - $3,300
Income tax provision	$3,600 - $4,600
Depreciation, depletion and amortization	$15,100 - $15,400

EBITDA	$52,600 - $56,600

Gains on sale of real estate, property and equipment and assets held for sale	$(41,000) - $(43,000)
Federal relief proceeds - Hurricane Irma	$(1,100) - $(1,200)
Stock compensation	$500-$600

Adjusted EBITDA	$11,000 - $13,000